UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

XRS Corporation

(Exact name of registrant as specified in charter)

Minnesota	0-27166	41-1641815
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

965 Prairie Center Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 707-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 31, 2014, XRS Corporation (“XRS” or our company) entered into (i) a joinder agreement pursuant to which it became a guarantor, and granted a first priority lien (subject to customary priming liens) on substantially all of its assets to secure the obligations, under that certain First Lien Credit Agreement, dated as of November 25, 2013, by and among Omnitracs Midco, LLC (“Omni Midco”), an affiliate of Vista Equity Partners Fund IV, L.P., Omnitracs, LLC (together with Omni Midco, the “Borrowers”), a wholly owned subsidiary of Omni Midco, the other loan parties party thereto, Royal Bank of Canada, as administrative agent and collateral agent (in such capacities, “First Lien Agent”) and the lenders party thereto, as amended, including by the Amendment No. 1 to the First Lien Credit Agreement dated as of December 19, 2013 and the Amendment No. 2 to First Lien Credit Agreement dated as of October 31, 2014 (the “First Lien Credit Agreement”) and (ii) a joinder agreement pursuant to which it became a guarantor, and granted a second priority lien (subject to customary priming liens) on substantially all of its assets to secure the obligations, under that certain Second Lien Credit Agreement, dated as of November 25, 2013, by and among the Borrowers, the other loan parties party thereto, Royal Bank of Canada, as administrative agent and collateral agent (in such capacities, “Second Lien Agent”) and the lenders party thereto, as amended, including by the Amendment No. 1 to the Second Lien Credit Agreement dated as of December 19, 2013 and the Amendment No. 2 to Second Lien Credit Agreement dated as of October 31, 2014 (the “Second Lien Credit Agreement”).

Principal, Amortization and Maturity. The lenders under the First Lien Credit Agreement have advanced to Borrowers approximately $561,587,500 in the aggregate of first lien senior secured term loans with a maturity date of November 25, 2020 and also have provided the Borrowers with a revolving line of credit of up to $30 million with a maturity date of November 25, 2018 (the “First Lien Credit Facilities”). The lenders under the Second Lien Credit Agreement have advanced approximately $190 million in the aggregate of second lien senior secured term loan facilities with a maturity date of May 20, 2021 (the “Second Lien Credit Facility” and, together with the First Lien Credit Facility, the “Credit Facilities”). The term loans under the First Lien Credit Facility will amortize at 1% per annum in equal quarterly installments with the balance payable on the final maturity date. The entire amount of the term loans under the Second Lien Credit Facility is payable on the final maturity date.

Interest Rate. Loans under the Credit Facilities bear interest at a rate equal to, at the applicable Borrower’s option, the adjusted Eurodollar rate or an alternate base rate, in each case, plus an applicable margin. The term loans and revolving line of credit under the First Lien Credit Agreement have applicable margins equal to a range from 2.75% to 2.25%, in the case of base rate loans, and a range from 3.75% to 3.25%, in the case of Eurodollar rate loans. The term loans under the Second Lien Credit Agreement have applicable margins equal to a range from 6.75% to 6.50%, in the case of base rate loans, and a range from 7.75% to 6.50%, in the case of Eurodollar rate loans.

Mandatory Prepayments. Subject to certain customary exceptions, the First Lien Credit Facilities are subject to mandatory prepayments in amounts equal to: (a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrowers or certain of their subsidiaries (including our company) subject to customary reinvestment provisions and certain other exceptions; (b) 100% of the net cash proceeds from issuances or incurrences of debt by the Borrowers or certain of their domestic subsidiaries; and (c) a customary annual excess cash flow sweep. Unless the lenders under the First Lien Credit Agreement waive mandatory prepayments, no prepayments are required under the Second Lien Credit Agreement until the First Lien Credit Facilities have been repaid in full.

Certain Other Provisions. The First Lien Credit Agreement and the Second Lien Credit Agreement contain a number of customary affirmative and negative covenants and events of default. The First Lien Credit Agreement also requires the Borrowers and Guarantors to comply with a springing net leverage ratio if more than 30% of the revolving line of credit is drawn.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the entry into the joinders to the First Lien Credit Agreement and the Second Lien Credit Agreement and the consummation of the Merger (as described further under Item 2.01), the Amended And Restated Loan And Security Agreement, dated as of March 13, 2014, by and between Silicon Valley Bank, a California corporation, and our company was terminated and all obligations outstanding thereunder were paid off and extinguished.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 31, 2014, Amundsen Merger Sub Corp. (together with its successors and assigns, “Merger Sub”) merged with and into XRS (the “Merger”), resulting in XRS continuing as the surviving corporation and as a wholly-owned subsidiary of Amundsen Holdings, LLC (together with its successors and assigns, “Parent”). The Merger was completed pursuant to the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 29, 2014, by and among our company, Parent and Merger Sub. Parent is a subsidiary of Omnitracs, LLC (“Omnitracs”), an affiliate of Vista Equity Partners Fund IV, L.P. (“Vista”).

As a result of the Merger, each issued and outstanding share of our common stock or Preferred Stock, other than shares owned by XRS, Parent, or Merger Sub, was cancelled and extinguished and automatically converted into the right to receive $5.60 in cash, without interest thereon and less any required withholding taxes. The total amount of the consideration payable to our securityholders in connection with the Merger is approximately $178.4 million in cash. The funds used by Parent to consummate the Merger are from Omnitracs’ cash on hand and proceeds received by the Borrowers in connection with debt financing provided under the First Lien Credit Agreement and Second Lien Credit Agreement.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger, our company no longer fulfills the numerical listing requirements of the Nasdaq Capital Market. Accordingly, following completion of the Merger, we notified NASDAQ OMX Group (“Nasdaq”) and requested that it (i) withdraw our common stock from listing on the Nasdaq Capital Market prior to the open of trading on November 3, 2014 and (ii) file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to report that our common stock is no longer listed on a Nasdaq market. As a result, XRS common stock will no longer be listed on any national exchange. We intend to file with the SEC a certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that the registration of our common stock be deregistered and that our company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 3.03.	Material Modifications to Rights of Security Holders.

In connection with the Merger, on October 31, 2014 each share of XRS common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $5.60 per share in cash, without interest and subject to applicable withholding taxes.

Item 5.01.	Changes in Control of Registrant

The information in Item 2.01 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the Merger and in accordance with the Merger Agreement, on October 31, 2014, the sole director of Merger Sub immediately prior to the effective time of the Merger, Christian B. Sowul, became the sole director of our company at the effective time of the Merger. Immediately following the Merger, the board of directors of our company was expanded to five members, and Robert F. Smith, Martin A. Taylor, Marc V. Teillon and John Graham were elected to fill the newly-created vacancies and to serve as additional directors of our company.

As a result of the Merger and in accordance with the Merger Agreement, on October 31, 2014, all of the officers of Merger Sub as of immediately prior to the effective time of the Merger became the officers of our company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Pursuant to the Merger Agreement, at the effective time of the Merger, our articles of incorporation were amended and restated in their entirety to read as provided in the Merger Agreement.

Pursuant to the Merger Agreement, at the effective time of the Merger, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, became the bylaws of the surviving corporation (except that the name of surviving corporation at the effective time of the Merger was changed to “XRS Corporation”).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 31, 2014	XRS CORPORATION

	By:	/s/ John J. Coughlan
John J. Coughlan
Chief Executive Officer